Exhibit 10.3

Execution Version

TRANSITION AGREEMENT AND RELEASE

THIS TRANSITION AGREEMENT AND RELEASE (the “Agreement”) is made effective as of May 19, 2026 (the “Effective Date”), except as otherwise provided herein, among Omega Healthcare Investors, Inc. (“Parent”), Omega Asset Management LLC (the “Company”) and Robert O. Stephenson (“Executive”). The Parent, the Company and the Executive, when collectively referred to, are hereinafter identified as the “Parties”.

INTRODUCTION

Effective August 1, 2026 (the “Transition Effective Date”), Executive will terminate employment from, and cease to hold any positions with, the Company and its “Affiliates,” which shall mean, for purposes of this Agreement, any person, firm, corporation, partnership, association or entity that, directly or indirectly or through one or more intermediaries, controls, is controlled by or is under common control with the Company, as determined by the Company; and the term of the Employment Agreement effective January 1, 2026 as amended, among Parent, the Company and Executive (the “Employment Agreement”) is hereby terminated as of August 1, 2026. In addition, effective as of August 2, 2026, Parent and Executive shall enter into a Consulting Agreement (the “Consulting Agreement”), substantially in the form attached as Exhibit A hereto, pursuant to which Executive shall perform business consulting and business advisory services to Parent and its Affiliates from and after August 2, 2026 through August 1, 2027 (the “Initial Consulting Term”), subject to extension at Parent’s option through February 1, 2028 (the “Extended Consulting Term”, with the Initial Consulting Term and, if extended, the Extended Consulting Term, being referred to as the “Consulting Term”). As a result of the level of services expected under the Consulting Agreement, Executive is expected to incur a “Separation from Service” within the meaning of Section 409A of the Internal Revenue Code on August 1, 2026. Pursuant to the Employment Agreement, Executive’s termination of employment on August 1, 2026, constitutes a termination of employment by the Company without “Cause,” as defined in the Employment Agreement, and as a result, Executive will be entitled to certain payments. Further, the Company recognizes that due in part to Executive’s long tenure with the Company and its Affiliates, Executive has unique knowledge, experience and skills, and the Company has a unique need to engage Executive for an interim period to assist in a smooth transition of his duties and knowledge to other officers. Accordingly, the Parties desire to enter into this Agreement pursuant to which Executive agrees to continue to be employed until the Transition Effective Date, will be entitled to certain other incentive compensation and agrees to provide transitional consulting services to the Company during the Consulting Term, in each case upon the terms set forth below.

NOW, THEREFORE, the Parties agree as follows:

1.             Terms and Conditions of Engagement.

(a)            Transitional Employment and Consulting Agreement. The Company and Executive agree that Executive shall remain employed by the Company until the Transition Effective Date, and Parent and Executive shall enter into the Consulting Agreement effective August 2, 2026, pursuant to which Executive shall perform such business consulting and business advisory services to Parent and its Affiliates as Parent may require from time to time during the Consulting Term.

2.             Compensation.

The Parties hereby agree that, in consideration for Executive’s promises contained herein, the Executive shall remain employed in his current role and be paid his base salary at his current rate through and until the Transition Effective Date, as well as continue participation in any Company benefit plans through and until the Transition Effective Date. Further, in consideration for Executive’s promises contained herein, and provided that Executive executes this Agreement and returns it to the Company by the Effective Date, executes and returns to the Company the Release Agreement described in Section 2(e) hereof on the first business day after the Transition Effective Date, and does not challenge any portion of this Agreement, including the Release Agreement, or revoke the Release Agreement within the revocation period provided therein, and provided that Executive complies with this Agreement, the Employment Agreement the Parent’s Code of Business Conduct and Ethics (which the Parties agree, shall for all purposes of this Agreement continue to apply to the Executive in his capacity as a consultant pursuant to the Consulting Agreement to the same extent as if he continued to be an officer of the Parent), the Consulting Agreement and the Intellectual Property Agreement (as defined below), Executive shall be entitled to receive the following amounts (collectively referred to herein as the “Transition Amounts”), in addition to any consulting fees payable pursuant to the Consulting Agreement:

(a)            Benefits. Following the Transition Effective Date, should Executive elect to receive benefits through COBRA, Executive shall be entitled to, in accordance with Section 3(c)(i)(B) of the Employment Agreement, payment of 100% of the applicable monthly COBRA premium under the Company’s group health plan for the coverage elected by Executive, his spouse and his eligible dependents, continued for the lesser of eighteen (18) month or until such COBRA coverage for Executive (or his spouse or dependents) terminates, which the Company shall pay directly to its group health plan insurer on Executive’s behalf, provided however, that if such payment would violate applicable law or result in liability or penalties under applicable law, the Company shall instead pay Executive a taxable amount equal to the amount of each such monthly premium, with one-half of each monthly premium being added to each of the two monthly installment payments in clause (b) below until all such required taxable amounts have been paid. In addition, the Company shall cooperate with Employee to cause Employee’s supplemental life insurance policy to remain in effect following Employee’s termination of employment and to cause the transfer of any and all benefits under such policy to Employee as of such time, in each case subject to the consent and requirements of the respective insurance carrier and the terms of such insurance policy, and provided that Employee assumes the full responsibility for any premiums owing under such policy following the Transition Effective Date and any tax liability associated the transfer of such policy benefits to Employee.

(b)            Transition Payment and 2026 Short-Term Incentive.

(i)            The Company shall pay to Executive the gross sum of $2,481,333, equal to two times the sum of (A) Executive’s annual base salary plus (B) an amount equal to Executive’s “Average Annual Bonus” as defined in the Employment Agreement (the “Transition Payment”), in accordance with Section 3(c)(i)(A) of the Employment Agreement. Executive acknowledges and agrees that payment of the Transition Payment shall be made in substantially equal installments not less frequently than twice per month over the twenty-four (24) month period commencing as of the day following his Separation from Service, provided that, the first payment shall be made sixty (60) days following the date of Separation from Service (or the first business day following such 60 day period) and shall include all payments accrued following the date of Separation from Service to the date of the first payment.

(ii)            2026 Short-Term Incentive. The Company shall pay Executive the short-term incentive that is earned based on performance for 2026, determined without proration for the fact that the Executive’s Separation from Service will occur before the end of 2026 and without regard to the fact that the Executive will not be an employee of the Company on the date that such short-term incentive is paid. This amount will be payable on the same date that the short-term incentives for 2026 performance are payable to the executive officers of the Company.

(c)            Equity Awards. In accordance with Section 3(b) of the Employment Agreement, Executive shall be entitled to any rights to and amounts due under any unvested and outstanding equity awards made by Parent or any of its Affiliates to Executive, as specified according to the terms and conditions of such awards or grants or pursuant to any plans or documents otherwise governing such awards or grants, provided that, if Executive executes and returns this Agreement, complies with the Consulting Agreement and does not terminate the Consulting Agreement before the end of the Consulting Term and the Company does not terminate the Consulting Agreement before the end of the Consulting Term due to breach by Executive, such awards shall vest to the same extent as if Executive provided services through the date required for 100% vesting. The Parties agree that the proviso in the prior sentence replaces and supersedes and extinguishes any vesting terms that require proration of units otherwise provided for in the applicable terms and conditions of such awards or grants or pursuant to any plans, documents or policies otherwise governing such awards or grants. For the avoidance of doubt, the amounts of all such outstanding equity awards due to Executive hereunder are limited to the amounts specified below, but otherwise remain subject to all the terms and conditions of such equity awards:

(i)	Time-Based Awards. Subject to Sections 2(e), (f) and (g), 3, 4 and 5, Executive shall vest in a total of 72,780 time-based profits interest units under the Time-Based Profits Interest Units Award Agreements issued by Parent effective January 1, 2024, January 1, 2025 and January 1, 2026 on the same dates as if he continued to be employed through December 31, 2028. The 72,780 units are comprised of 28,340 units under the January 1, 2024 award agreement, 23,641 units under the January 1, 2025 award agreement and 20,799 units under the January 1, 2026 award agreement.

(ii)	Performance-Based Awards. Subject to Sections 2(e), (f) and (g), 3, 4, and 5, Executive shall vest in the same number of performance profits interest units under the agreements below on the same dates as if he continued to be employed through December 31, 2029. The number of units, in the case of the January 1, 2023 grants, is the actual number of units earned as set forth below (which includes the number already quarterly vested in 2026), and in the case of the January 1, 2024, January 1, 2025, and January 1, 2026 grants, the number of units will be based on the applicable level of performance achieved (below threshold (in which case nothing will vest), threshold, target or high) and are based on an assumption that a “Change in Control” (as defined in such agreements) does not occur during the applicable “Performance Period” (as defined in such agreements). If a Change in Control does occur during the applicable Performance Period, the number of vested units will be determined under the applicable agreement, as modified by this subsection.

Agreement	Performance-Based Units
	Actual Number Earned
1/1/2023
for 12/31/2025 Performance Period end
-TSR-Based Performance Profit Interests Units Award Agreement	115,078
-Relative TSR-Based Performance Profit Interests Units Award Agreement	43,516

	Threshold	Target	High
1/1/2024
for 12/31/2026 Performance Period end
-TSR-Based Profits Interests Units Award Agreement	7,043	44,274	127,922
- Relative TSR-Based Performance Profit Interests Units Award Agreement	6,520	42,746	131,450

1/1/2025
for 12/31/2027 Performance Period end
-TSR-Based Performance Profit Interests Units Award Agreement	6,058	38,263	111,524
-Relative TSR-Based Performance Profit Interests Units Award Agreement	4,945	32,074	97,173

1/1/2026
for 12/31/2028 Performance Period end
-TSR-Based Performance Profit Interests Units Award Agreement	5,540	35,402	105,120
-Relative TSR-Based Performance Profit Interests Units Award Agreement	4,151	27,153	83,742

(d)            Expenses. Executive shall be entitled to be reimbursed in accordance with Company policy for reasonable and necessary expenses incurred by Executive in connection with the performance of Executive’s duties of employment hereunder through the Transition Effective Date in accordance with the Employment Agreement.

(e)            Release Contingency. The payments to Executive required by Sections 2(a) through 2(c) are contingent upon Executive executing the Release Agreement attached hereto as Exhibit B (the “Release Agreement”) on, and delivering it to the Company, on the first business day after the Transition Effective Date, and not revoking the Release Agreement in accordance with its procedures within the revocation period provided in the Release Agreement. If Executive fails to timely execute and deliver the Release Agreement or if Executive revokes the Release Agreement within the revocation period provided in the Release Agreement, this Agreement shall thereupon automatically terminate, without the requirement of any further action by any party, provided that the provisions of Sections 4 and 5 hereof shall continue to apply to Executive.

(f)             Section 409(a). All payments provided for in this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code (“Code Section 409A”) to the maximum extent possible, and any payments that are subject to Code Section 409A are intended to be compliant therewith, and this Agreement shall be construed consistent with such intent. For purposes of Code Section 409A, each the entitlement to a series of installment payments hereunder will be treated as the right to a series of separate payments to the extent not inconsistent with any other agreement to which Executive is subject. Notwithstanding any other provision hereof if the Executive is a “specified employee” within the meaning of Code Section 409A at the date of his separation from service, then if, and solely to the extent, required to avoid a tax under Code Section 409A, payments which would otherwise have been made during the first six (6) months after separation from service shall be withheld and paid to the Executive during the seventh month following the date of his termination of employment. While the Company intends that no payment under this Agreement shall be subject to tax under Code Section 409A, the Company provides no guarantee of tax consequences to Executive and Executive shall be responsible for Executive’s own taxes. Notwithstanding the foregoing, if the total payments to be paid to Executive hereunder, along with any other payments to Executive, would result in Executive being subject to the excise tax imposed by Code Section 4999, the Company shall reduce the aggregate payments to the largest amount which can be paid to Executive without triggering the excise tax, but only if and to the extent that such reduction would result in Executive retaining larger aggregate after-tax payments. The determination of the excise tax and the aggregate after-tax payments to be received by Executive will be made by the Company after consultation with its advisors and in material compliance with applicable law. For this purpose, the Parties agree that the payments provided for in Section 3(c)(i) of the Employment Agreement are intended to be reasonable compensation for refraining from performing services after termination of employment (i.e., Executive’s obligations pursuant to Sections 4, 5 and 6 of the Employment Agreement) to the maximum extent possible, and if necessary or desirable, the Company will retain a valuator or consultant to determine the amount constituting reasonable compensation. If payments are to be reduced, to the extent permissible under Code Section 4999, payments will be reduced in a manner that maximizes the after-tax economic benefit to Executive and to the extent consistent with that objective, in the following order of precedence: (A) first, payments will be reduced in order of those with the highest ratio of value for purposes of the calculation of the parachute payment to projected actual taxable compensation to those with the lowest such ratio, (B) second, cash payments will be reduced before non-cash payments, and (C) third, payments to be made latest in time will be reduced first. Any reduction will be made in a manner that is intended to avoid a tax being incurred under Code Section 409A.

(g)            Incentive Recovery Policy. Pursuant to Section 8 of the Employment Agreement, Executive has agreed to be bound by the Company’s Incentive Compensation Recovery Policy, as amended, and that this provision shall survive termination of the Employment Agreement and this Agreement.

(h)            Death or Disability. If Executive dies or becomes subject to a “Disability” (as defined in the Employment Agreement) after the Effective Date while employed by the Company or while he is a consultant during the Consulting Term and was otherwise in full compliance with all of the provisions of this Agreement through his date of death or Disability, the payments and benefits provided for herein shall accrue and be paid to Executive, or the legal representative of Executive’s estate in the case of death, other than any unearned fees pursuant to the terms of the Consulting Agreement, and in addition, the unpaid installments of the Transition Payment described in Section 2(b)(i) shall be paid within sixty (60) days following the date of death or the Disability (provided the Disability is of a type that meets the requirements of Section 409A of the Internal Revenue Code), and the vesting of the profits interest units described in Section 2(c) shall be accelerated to the date of death or Disability, or in the case of the performance-based profits interest units, the last day of the applicable Performance Period(s) if later than the date of death or Disability.

3.             Termination.

(a)            Termination. This Agreement may be terminated only: (i) by mutual agreement of the Parties; (ii) as provided in Section 2, as a result of the failure of Executive to timely execute and deliver the Release Agreement or as a result of Executive revoking the Release Agreement; or (iii) by the Company, as a result of Executive’s material breach of this Agreement, the Employment Agreement, the Parent’s Code of Business Conduct and Ethics, the Consulting Agreement or the Intellectual Property Agreement (only if the Company has first given Executive written notice of the breach and a reasonable opportunity to cure the same) or as a result of the Company terminating Executive’s employment for “Cause” (as defined in the Employment Agreement) pursuant to the provisions of the Employment Agreement. Notice of termination shall be given prior to termination in writing and shall specify the effective date of termination. Except for earned and accrued salary and benefits and expenses under Sections 2 and 2(d), Executive shall not be entitled to any payments or vesting provided for in Section 2 if this Agreement is terminated under clauses (ii) or (iii) above.

(b)            Survival. The covenants of Executive in Sections 4 and 5 hereof and shall survive the termination of this Agreement and shall not be extinguished thereby.

4.             Restrictive Covenants.

Executive previously agreed pursuant to Sections 4, 5, 6 and 8 of the Employment Agreement to be subject to certain nondisclosure, cooperation, noncompetition, nonsolicitation and nondisparagement obligations, as well as the Company’s Incentive Compensation Recovery Policy, as amended, and the Intellectual Property Agreement between Company and the Executive dated as of August 28, 2024 (the “Intellectual Property Agreement”), each of which survived his termination of employment. Executive confirms that he agrees to comply with his obligations pursuant to Sections 4, 5, 6 and 8 of the Employment Agreement and that Executive’s compliance with the same shall be a condition of his receiving the amounts and benefits provided for under Sections 2(a) through 2(c) hereof.

5.             Remedies and Enforceability.

Executive agrees that the covenants, agreements, and representations contained in Section 4 hereof are of the essence of this Agreement; that each of such covenants are reasonable and necessary to protect and preserve the interests and properties of the Company and its Affiliates; that irreparable loss and damage will be suffered by the Company and its Affiliates should Executive breach any of such covenants and agreements; that each of such covenants and agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from the other and remaining provisions of this Agreement; that the unenforceability of any such covenant or agreement shall not affect the validity or enforceability of any other such covenant or agreements or any other provision or provisions of this Agreement; and that if Executive materially breaches a covenant in Section 4 hereof or materially breaches this Agreement, the Employment Agreement, the Intellectual Property Agreement or the Consulting Agreement, (a) Executive shall forfeit all compensation under Sections 2(a) through 2(c), including compensation that has already been paid and compensation that has already vested, and Executive shall immediately upon the Company’s demand repay all such compensation as has already been paid, and (b) the Company and Parent shall be entitled to seek both temporary and permanent injunctions to prevent a breach or contemplated breach by Executive of any of such covenants or agreements, in addition to other remedies available to them.

6.             Notice.

All notices, requests, demands and other communications required hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed, by United States certified or registered mail, prepaid to the party to which the same is directed at the following addresses (or at such other addresses as shall be given in writing by the Parties to one another):

If to the Company:	Omega Healthcare Investors, Inc. 303 International Circle, Suite 200 Hunt Valley, MD 21030 Attn: Chief Legal Officer, General Counsel

If to Executive:	to the last address the Company has on file for Executive

Notices delivered in person shall be effective on the date of delivery. Notices delivered by mail as aforesaid shall be effective upon the fourth calendar day subsequent to the postmark date thereof.

7.             Miscellaneous.

(a)            Assignment. The rights and obligations of the Company and Parent under this Agreement shall inure to the benefit of the Company’s and Parent’s successors and assigns. This Agreement may be assigned by the Company or Parent to any legal successor to the Company’s or Parent’s business or to an entity that purchases all or substantially all of the assets of the Company or Parent, but not otherwise without the prior written consent of Executive. Executive may not assign this Agreement.

(b)            Tax Withholding. All payments hereunder shall be reduced by applicable tax withholding and all other lawful deductions.

(c)            Waiver. The waiver of any breach of this Agreement by any party shall not be effective unless in writing, and no such waiver shall constitute the waiver of the same or another breach on a subsequent occasion.

(d)            Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland. The Parties agree that any appropriate state or federal court located in Baltimore, Maryland shall have jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy. The Parties consent to the jurisdiction of such courts.

(e)            Entire Agreement. This Agreement embodies the entire agreement of the Parties hereto relating to the subject matter hereof and supersedes all oral agreements, and to the extent inconsistent with the terms hereof, all other written agreements. The Parties agree that the term of the Employment Agreement is terminated effective on the Transition Effective Date and that the Employment Agreement is hereby terminated on the Transition Effective Date, except as to the terms which survive termination, including without limitation Sections 4 and 5 of the Employment Agreement. As of the Transition Effective Date, Executive resigns from all positions that he holds with Parent, the Company and the Affiliates.

(f)            Amendment. This Agreement may not be modified, amended, supplemented or terminated except by a written instrument executed by the Parties hereto.

(g)            Severability. Each of the covenants and agreements hereinabove contained shall be deemed separate, severable and independent covenants, and in the event that any covenant shall be declared invalid by any court of competent jurisdiction, such invalidity shall not in any manner affect or impair the validity or enforceability of any other part or provision of such covenant or of any other covenant contained herein.

(h)            Captions and Section Headings. Captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

IN WITNESS WHEREOF, Parent, the Company and Executive have each executed and delivered this Agreement as of the date first shown above.

OMEGA HEALTHCARE INVESTORS, INC.

By:	/s/ C. Taylor Pickett
C. Taylor Pickett, Chief Executive Officer

OHI ASSET MANAGEMENT LLC

By:	/s/ C. Taylor Pickett
C. Taylor Pickett, Chief Executive Officer

EXECUTIVE

By:	/s/ Robert O. Stephenson
Robert O. Stephenson

EXHIBIT A

CONSULTING AGREEMENT

Exhibit A

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered as of May 19, 2026 to be effective as of August 2, 2026, by and between Omega Healthcare Investors, Inc. (hereinafter “Omega” or the “Company”) and Robert O. Stephenson (hereinafter “Consultant”).

RECITALS

WHEREAS, until August 1, 2026, Consultant was an officer of Omega, as well as an officer and director of subsidiaries of Omega (collectively, the “Omega Companies”);

WHEREAS, Consultant has expertise in the area of Omega’s business and is willing to provide consulting services to Omega as set forth herein; and

WHEREAS, Omega is willing and desires to engage Consultant as an independent contractor, during the Term (as defined below), on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises set forth herein, and intending to be legally bound, the parties hereto agree as follows:

AGREEMENT

1.	Term; Termination; Rights on Termination.

(a)

This Agreement will commence on August 2, 2026, and unless modified by the mutual written agreement of the parties, shall continue until and through August 1, 2027 (as it may be extended, the “Term”), which shall be subject to extension by the Company (exercisable in the Company’s sole discretion) until and through February 1, 2028 to the extent the Company provides written notice to the Executive on or before August 1, 2027. This Agreement may be terminated at any time, with or without cause, by either party with ten (10) days written notice to the other party, and will also terminate if Consultant dies during the Term. The effectiveness of this Agreement is contingent upon Consultant signing on August 2, 2026, and returning on August 2, 2026 that certain Release Agreement and not revoking the Release Agreement within the revocation period provided therein.

Exhibit A - Page 1

(b)	If Omega terminates this Agreement during the Term, other than for Consultant’s willful failure or gross negligence in performing the consulting services described on Schedule A hereof (the “Services”) or due to a material breach of that certain Transition and Release Agreement dated May 19, 2026 (the “Transition Agreement”) or another agreement described therein, Consultant shall receive from Omega, the monthly Consulting Fee (defined below) then in effect for whatever time period is remaining under the Term. If Omega terminates this Agreement due to Consultant’s willful failure or gross negligence in performing the Services or due to a material breach of the Transition Agreement or another agreement described therein or Consultant terminates this Agreement during the Term or dies during the Term, the Company shall pay Consultant only so much of the monthly Consulting Fee as have accrued to the date of termination of this Agreement.

2.	Compensation.

In consideration of the Services that may be performed by Consultant, Omega agrees to pay Consultant $12,000 per month during the Term as a retainer for Consultant’s services for Services of up to twenty (20) hours per month, subject to the maximum number of hours of services to be provided as described in Section 3(b) below, with monthly payments being made on or before the last business day of the month following provision of the Services during the Term of this Agreement (“Consulting Fee”). Should Consultant exceed 20 hours per month in provision of the Services, the Chief Executive Officer and Consultant shall mutually agree on any additional fee payable, if any. The Company may withhold from any amounts payable with respect to this Agreement such federal, state, local and other taxes as may be required to be withheld, if any, pursuant to any applicable law or regulation. As Consultant is not an employee of any of the Omega Companies, Consultant shall not be permitted to participate in any benefit plans of any of the Omega Companies, except for any right he has to participate in group health plans pursuant to COBRA as a result of a termination of employment.

3.	Terms and Scope of Services.

(a)	This Agreement shall control and govern all work performed by Consultant. No subsequent variance from, amendment to or modification of this Agreement shall be binding upon the Omega Companies unless it is in writing, expressly provides that it is intended as a variance, amendment or modification and is executed by a fully authorized representative of the Omega Companies.

(b)	The scope of services to be provided hereunder is set forth in Schedule A hereto and as further modified and amended under subsequent written agreements between the parties. It is understood that the number of hours of services to be provided hereunder per month are expected over the Term not to exceed twenty percent (20%) of the time worked by Consultant per month for the Omega Companies averaged over the thirty-six month period before the first day of the Term.

Exhibit A - Page 2

(c)	All travel and out-of-pocket expenses incurred by Consultant for the benefit of the Omega Companies and in the performance of this agreement that are approved by the Company, shall be reimbursed by the Company within ten (10) business days following presentation of valid expense receipts.

(d)	All payments to Consultant hereunder will be reported on Form 1099, and Consultant agrees to accept exclusive liability for the payment of all taxes, contributions for unemployment insurance, old age and survivor’s insurance or annuities, which are based on the fees and expense reimbursements paid to Consultant; and Consultant agrees to reimburse Omega for any of the aforesaid taxes or contributions which by law Omega may be required to pay because of Consultant’s failure to pay the same.

(e)	The level of Consultant’s services under this Agreement is intended to result in a “separation from service” (as defined under Section 409A of the Internal Revenue Code) occurring on August 1, 2026. Consultant acknowledges that the Company makes no warranties as to any tax consequences regarding payment of the Consulting Fee, and Consultant shall solely be responsible for payment of his own taxes.

(f)	Consultant, as an independent contractor, shall personally perform the services rendered under this Agreement and may not subcontract or delegate his duties to any other party. It is specifically understood and agreed that the manner and means of performing the services required under this Agreement shall be at the sole discretion of the Consultant through use of his independent judgment. Subject to Section 3(b), Consultant shall devote sufficient business time and efforts to the performance of services for the Company to complete the services within the time frames for completion established by the Company. Consultant shall use Consultant’s best efforts in such endeavors. Consultant shall also perform Consultant’s services with a level of care, skill, and diligence that a prudent professional acting in a like capacity and familiar with such matters would use.

(g)

Consultant shall have no authority to bind the Omega Companies or any of its officers or employees to any agreement or to make managerial or Consultant decisions that are binding on the Omega Companies. Consultant shall not be subject to the supervision, direction or control of the Omega Companies as to the particular means or methods of performing his services. However, the Omega Companies shall retain the right to review and inspect at any time any part of the work performed by Consultant to assure compliance with appropriate standards and specifications.

(h)	Upon request or when Consultant’s relationship with the Company terminates, Consultant will immediately deliver to the Company all copies of any and all materials and writings received from, created for, or belonging to the Company including, but not limited to, those which relate to or contain proprietary or confidential information, consistent with the requirements of the Intellectual Property Agreement.

Exhibit A - Page 3

4.	Indemnification. The Company will indemnify Consultant for expenses actually and reasonably incurred that directly result from any claims made against Consultant arising out of any actions by Consultant that are within the scope of services, and consistent with the standards of performance, required under this Agreement, except to the extent that the Consultant’s actions were dishonest, were in bad faith, were opposed to the interests of the Company, involved an improper personal benefit to Consultant, involved criminal conduct by Consultant or were grossly negligent; provided, however, as a condition of indemnification, Consultant must promptly notify the Company of each claim that may give rise to indemnification hereunder and all relevant facts of which Consultant is aware and, unless the Company has a conflict of interest, the Consultant must allow the Company to assume the defense of the claim.

5.	Entire Agreement. This Agreement contains the entire understanding and agreement between the parties hereto with respect to its subject matter and supersedes any prior or contemporaneous written or oral agreements, representations or warranties between them respecting the subject matter hereof, other than the Transition and Release Agreement entered into between Consultant and Omega.

6.	Amendment. This Agreement may be amended only by a writing signed by Consultant and by a duly authorized officer of Omega.

7.	Remedy for Breach. Should either Consultant or Omega resort to legal proceedings to enforce this Agreement, the prevailing party in such legal proceeding shall be awarded, in addition to such other relief as may be granted, attorneys’ fees and costs incurred in connection with such proceeding.

8.

Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland. The parties agree that any appropriate state or federal court located in Baltimore, Maryland shall have jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy. The parties consent to the jurisdiction of such courts.

9.	Duplicate. This Agreement may be executed in duplicate originals and is not effective unless signed by both parties.

 IN WITNESS WHEREOF, Omega and Consultant have executed this Agreement effective as of the date first written above.

Consultant		Omega Healthcare Investors, Inc.

By:		By
	Robert O. Stephenson		C. Taylor Pickett, Chief Executive Officer

Exhibit A - Page 4

SCHEDULE A

SCOPE OF SERVICES

Consultant shall render such transitional support services and perform such individual projects as may be requested by the Chief Executive Officer of Omega from time to time during the Term (the “Services”). All services rendered and performance thereof shall be at the direction of the Chief Executive Officer of Omega.

Exhibit A - Schedule A

EXHIBIT B

RELEASE AGREEMENT

Exhibit B

RELEASE AGREEMENT

This Agreement (this “Agreement”) is made August 2, 2026, among Omega Healthcare Investors, Inc. (“Parent”), OHI Asset Management LLC (“Employer”), and Robert O. Stephenson (“Employee”).

Introduction

On August 1, 2026, Employee ceased to be employed as an employee of the Company and an executive officer of Parent and the Company as provided in that certain Transition and Release Agreement dated May 19, 2026 (the “Transition and Release Agreement”). Effective August 2, 2026, Employer, Parent and Employee entered into a Consulting Agreement (the “Consulting Agreement”).

The Transition and Release Agreement requires that as a condition to Employee’s right to receive payments and vesting under Sections 2(a) through 2(c) thereunder (the “Transition Amounts”) and as a condition to the effectiveness of the Consulting Agreement, Employee must execute this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.	Employee has been offered at least twenty-one (21) days from receipt of this Agreement within which to consider this Agreement, and to become effective this Agreement must be signed by Employee on (and not before or after) August 2, 2026, and returned to Employer on that same date. The effective date of this Agreement shall be the date eight (8) days after the date on which Employee signs this Agreement (the “Effective Date”). For a period of seven (7) days following Employee’s execution of this Agreement, Employee may revoke this Agreement, and this Agreement shall not become effective or enforceable until such seven (7) day period has expired. Employee must communicate revocation of this Agreement in writing to the Employer no later than seven (7) days following Employee’s execution of this Agreement. Employee’s signing of the Agreement triggers the commencement of the seven (7) day revocation period.

2.	In exchange for Employee’s execution of this Agreement and in full and complete settlement of any claims as specifically provided in this Agreement, the Employer will provide Employee with the Transition Amounts in accordance with and subject to the requirements of the Transition and Release Agreement.

3.	Employee acknowledges and agrees that this Agreement is in compliance with the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and that the releases set forth in this Agreement shall be applicable, without limitation, to any claims brought under these Acts.

The release given by Employee in this Agreement is given solely in exchange for the consideration set forth in Section 2 of this Agreement and such consideration is in addition to anything of value that Employee was entitled to receive prior to entering into this Agreement.

Employee has been advised to consult an attorney prior to entering into this Agreement, and this provision of the Agreement satisfies the requirement of the Older Workers Benefit Protection Act that Employee be so advised in writing.

Exhibit B - Page 1

By entering into this Agreement, Employee does not waive any rights or claims that may arise after the date this Agreement is executed.

4.	This Agreement shall in no way be construed as an admission by Employer or Parent that it has acted wrongfully with respect to Employee or any other person or that Employee has any rights whatsoever against Employer or Parent. Employer and Parent specifically disclaim any liability to or wrongful acts against Employee or any other person on the part of themselves, their employees or their agents.

5.	As a material inducement to Employer and Parent to enter into this Agreement, Employee hereby irrevocably releases Employer and Parent and each of the owners, stockholders, predecessors, successors, directors, officers, employees, representatives, attorneys, affiliates (and agents, directors, officers, employees, representatives and attorneys of such affiliates) of Employer and Parent and all persons acting by, through, under or in concert with them (collectively, the “Releasees”), from any and all charges, claims, liabilities, agreements, damages, causes of action, suits, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, or any legal restrictions on Employer’s right to terminate employees, or any federal, state or other governmental statute, regulation, or ordinance, including, without limitation: (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 (race, color, religion, sex, and national origin discrimination); (2) the Employee Retirement Income Security Act (“ERISA”); (3) 42 U.S.C. § 1981 (discrimination); (4) the Americans with Disabilities Act (disability discrimination); (5) the Equal Pay Act; (6) the Age Discrimination in Employment Act; (7) the Older Workers Benefit Protection Act; (8) Executive Order 11246 (race, color, religion, sex, and national origin discrimination); (9) Executive Order 11141 (age discrimination); (10) Section 503 of the Rehabilitation Act of 1973 (disability discrimination); (11) negligence; (12) negligent hiring and/or negligent retention; (13) intentional or negligent infliction of emotional distress or outrage; (14) defamation; (15) interference with employment; (16) wrongful discharge; (17) invasion of privacy; or (18) violation of any other legal or contractual duty arising under the laws of the State of Maryland or the laws of the United States (“Claim” or “Claims”), which Employee now has, or claims to have, or which Employee at any time heretofore had, or claimed to have, or which Employee at any time hereinafter may have, or claim to have, against each or any of the Releasees, in each case as to acts or omissions by each or any of the Releasees up to the time Employee signs this Agreement.

6.	The release in the preceding paragraph of this Agreement does not apply to any rights, payments or benefits after the effective date of the termination of this Agreement for (a) base salary pursuant to Section 2(a) of the Employment Agreement accrued up to the effective date of termination, (b) any rights to, amounts due under or vesting of any unvested and outstanding equity awards or grants made by Parent or any of its “Affiliates” (as defined in the Employment Agreement) to Employee, as specified according to the terms and conditions of such awards or grants or pursuant to any plans or documents otherwise governing such awards or grants, as modified by Section 2(c) of the Transition and Release Agreement, (c) pay for accrued but unused vacation that Employer is legally obligated to pay Employee, if any, and only if Employer is so obligated, (d) any rights as provided under the terms of any other employee benefit and compensation agreements or plans applicable to Employee, (e) expenses required to be reimbursed pursuant to Section 2(d) of the Employment Agreement, (f) any rights Employee has under Section 2(h) of the Employment Agreement (including without limitation any rights pursuant to that certain Directors and Officers Indemnification Agreement dated February 21, 2018 between Parent and Employee), and (g) any rights the Employee may have (if any) to workers compensation benefits.

Exhibit B - Page 2

7.	Employee promises that he will not make statements disparaging to any of the Releasees other than truthful statements to any federal, state, or local governmental agencies regarding an investigation by or proceeding before such agency or a possible violation of law or regulation. Employee agrees not to make any statements about any of the Releasees to the press (including without limitation any newspaper, magazine, radio station or television station) or in any social or electronic media outlet without the prior written consent of Employer. The obligations set forth in the two immediately preceding sentences will expire three years after the Effective Date. Employee will also cooperate with Employer and its affiliates if Employer requests Employee’s testimony. To the extent practicable and within the control of Employer, Employer will use reasonable efforts to schedule the timing of Employee’s participation in any such witness activities in a reasonable manner to take into account Employee’s then current employment, and will pay the reasonable documented out-of-pocket expenses that Employer pre-approves and that Employee incurs for travel required by Employer with respect to those activities.

8.	Except as set forth in this Section, Employee agrees not to disclose the existence or terms of this Agreement to anyone. However, Employee may disclose it to a member of his immediate family or legal or financial advisors if necessary and on the condition that the family member or advisor similarly does not disclose these terms to anyone. Employee understands that he will be responsible for any disclosure by a family member or advisor as if he had disclosed it himself. This restriction does not prohibit Employee’s disclosure of this Agreement or its terms to the extent necessary during a legal action to enforce this Agreement or to the extent Employee is legally compelled to make a disclosure. However, Employee will notify Employer promptly upon becoming aware of that legal necessity and provide it with reasonable details of that legal necessity. Notwithstanding any other provision hereof, Employee may disclose the existence and terms of this Agreement directly to any federal, state, or local governmental agencies to the extent Employee is communicating with such agency regarding an investigation by or proceeding before such agency or a possible violation of law or regulation, and in the event of such communication, Employee is not required to notify or seek approval or authorization from Employer of such communication. In addition, Employee may disclose the existence or terms of this Agreement to the following employees of the Company: Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, and Chief Legal Officer. The obligations set forth in this paragraph will expire three years after the Effective Date.

Exhibit B - Page 3

9.	Employee has not filed or caused to be filed any lawsuit, complaint or charge with respect to any Claim he releases in this Agreement. Employee promises never to file or pursue a lawsuit, complaint or charge based on any Claim released by this Agreement, except that Employee may participate in an investigation or proceeding conducted by an agency of the United States Government or of any state. Notwithstanding the foregoing, Employee is not prohibited from filing a charge with the Equal Employment Opportunity Commission but expressly waives his right to personal recovery as a result of such charge. Employee also has not assigned or transferred any claim he is releasing, nor has he purported to do so. Notwithstanding any other provision hereof, Employee is not prohibited from initiating or participating in an investigation or proceeding conducted by any federal, state, or local governmental agencies regarding a possible violation of law or regulation or, other than in connection with a charge filed with the Equal Employment Opportunity Commission, recovering a monetary award for initiating or participating in any such investigation or proceeding.

10.	Employer, Parent and Employee agree that the terms of this Agreement shall be final and binding and that this Agreement shall be interpreted, enforced and governed under the laws of the State of Maryland. The provisions of this Agreement can be severed, and if any part of this Agreement is found to be unenforceable, the remainder of this Agreement will continue to be valid and effective.

11.	This Agreement sets forth the entire agreement among Employer, Parent and Employee and fully supersedes any and all prior agreements or understandings, written and/or oral, between Employer and Employee pertaining to the subject matter of this Agreement.

12.	Employee is solely responsible for the payment of any fees incurred as the result of an attorney reviewing this agreement on behalf of Employee. In any litigation concerning the validity or enforceability of this contract or in any litigation to enforce the provisions of this contract, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs, including court costs and expert witness fees and costs.

Employee’s signature below indicates Employee’s understanding and agreement with all of the terms in this Agreement.

Employee should take this Agreement home and carefully consider all of its provisions before signing it. Employee has been provided at least twenty-one (21) days to decide whether Employee wants to accept and sign this Agreement. Also, if Employee signs this Agreement, Employee will then have an additional seven (7) days in which to revoke Employee’s acceptance of this Agreement after Employee has signed it. This Agreement will not be effective or enforceable, nor will any consideration be paid, until after the seven (7) day revocation period has expired. Again, Employee is free and encouraged to discuss the contents and advisability of signing this Agreement with an attorney of Employee’s choosing.

Employee should read carefully. This agreement includes a release of all known and unknown claims through the effective date. Employee is strongly advised to consult with an attorney before executing this document.

Exhibit B - Page 4

IN WITNESS WHEREOF, Parent, Employer and Employee have executed this Agreement effective as of the date first written above.

OMEGA HEALTHCARE INVESTORS, INC.

By:
C. Taylor Pickett, Chief Executive Officer

OHI ASSET MANAGEMENT LLC

By:
C. Taylor Pickett, Chief Executive Officer

EMPLOYEE

By:
Robert O. Stephenson

Date Signed